EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal (R)


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


                     ENGLOBAL REPORTS FIRST QUARTER RESULTS

HOUSTON, TX, May 11, 2009 - ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, announced today its financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights Compared to First Quarter 2008:
-------------------------------------------------------------

     o    $0.07 earnings per diluted share, a decrease of 53%
     o    Revenue of $93.5 million, a decrease of 5%
     o    Positive cash flow from operations of $8.2 million for the quarter
     o    Consolidated gross profit margin of 11.2%, a decrease from 14.6%

ENGlobal reported first quarter net income of $2.0 million, or $0.07 earnings per diluted share, for the quarter ended March 31, 2009. This represents a decrease of 53% from earnings per diluted share of $0.15 for the same period last year.

First-quarter revenue decreased to $93.5 million, 5% lower than the $98.2 million for the first quarter of fiscal year 2008. The following table illustrates the composition of the Company's revenue and profitability for the three months ended March 31, 2009 and 2008, respectively:
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                                   Quarter Ended                                    Quarter Ended
                                   March 31, 2009                                   March 31, 2008
                  -----------------------------------------------   ----------------------------------------------
(Dollars in millions)
                                             Gross     Operating                             Gross      Operating
                    Total      % of Total    Profit      Profit       Total    % of Total    Profit      Profit
   Segment         Revenue       Revenue     Margin      Margin      Revenue    Revenue      Margin      Margin
  ---------       ----------  ------------ ----------  ----------   ---------  ----------   --------    ----------

   Engineering    $    42.6         45.6%      10.8%       7.7%     $   52.0        53.0%      19.0%       16.5%
  Construction         21.2         22.7%       7.7%       5.5%         26.9        27.4%       7.5%        4.9%
    Automation         20.6         22.0%      13.9%       7.9%         10.4        10.6%      10.0%        4.0%
          Land          9.1          9.7%      15.1%       8.1%          8.9         9.0%      15.8%        8.1%
                  ----------  ------------                          ---------  -----------
                  $    93.5        100.0%                           $   98.2       100.0%
                  ==========  ============                          =========  ===========

The Company's consolidated gross profit margin decreased to 11.2% in the three months ended March 31, 2009 from 14.6% in the prior year period. The primary reason for this decrease was a reduced level of performance in the Company's Engineering segment. Specifically, during the first quarter 2009 the Engineering


                                    ~ more ~
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        654 N. Sam Houston Parkway E. * Suite 400 * Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Press Release
May 11, 2009
Page 2


segment experienced: (1) lower billable hours and revenue resulting from a reduced level of client spending on capital projects, (2) a lower margin mix of business, and (3) lower utilization of billable resources. Lower revenue in the Company's Construction segment was due to a lower amount of pipeline inspection activity, while the Automation segment's increase in revenue and profitability related to its performance on a higher level of backlog awarded late last year as well as Hurricane Ike recovery work. The Company's Land group was roughly in line with prior year results.

Management's Assessment:

Commenting on the results, ENGlobal's Chairman and Chief Executive Officer, William A. Coskey, P.E., said, "ENGlobal has not been immune to the reduced level of project activity in our industry, which impacted our first quarter results. However, we are beginning to see a recovery in our proposal activity, and continue to be optimistic about the potential larger impact from a number of specific opportunities."

Mr. Coskey, continued. "Our future plans include: (1) pursuing a variety of international projects, (2) expanding an internal initiative to serve the "transmission and distribution" power-related sector, (3) strengthening our renewable fuels activities, (4) forming alliances with technology providers, and
(5) completing small strategic acquisitions. We look forward to outlining our detailed plans to expand ENGlobal's business offerings during the conference call later this morning."

Overall SG&A expenses decreased 2%, from $7.2 million for the three months ended March 31, 2008 to $7.1 million for the same period in 2009. The first quarter 2009 SG&A represents a decrease of 20% compared to $8.8 million in the fourth quarter 2008. As a percentage of revenue, SG&A expense increased to 7.6% for the three months ended March 31, 2009 from 7.4% for the comparable prior year period.

The Company's collections on past due Accounts Receivable balances continue to improve although the days of sales outstanding increased to 72 days at March 31, 2009, from 62 days at March 31, 2008. The primary reasons for the increase in days sales outstanding were several past due client accounts, which added 11 days to the three-month period. Bad debt expense was approximately .1% of revenue for both the quarters ended March 31, 2009 and 2008.

Long-term debt and capital leases, net of current portion, decreased 11.7%, or $2.8 million, to $21.1 million at March 31, 2009 from $23.9 million at December 31, 2008. As a percentage of stockholders' equity, long-term debt decreased to 26.8% from 31.1% at these dates. The decrease in long-term debt primarily relates to a $2.5 million pay down on our line of credit. Cash on hand at March 31, 2009 totaled $4.2 million and availability under the credit facility totaled $29.1 million, resulting in cash and previously arranged borrowing capacity to meet additional liquidity needs of $33.3 million. At March 31, 2009, the amount outstanding on the Company's line of credit was $20.0 million compared to $29.7 million at March 31, 2008.

ENGlobal's employee count decreased to approximately 2,200 for the quarter ended March 31, 2009. ENGlobal averaged 171,000 billable hours per two-week period during the first quarter 2009, a 15% decrease when compared to 200,000 billable hours in the same period in 2008. The first quarter 2009 average represents a 30% decrease over 221,000 billable hours in the fourth quarter 2008. The Company's overall utilization percentage, inclusive of overhead personnel, was approximately 87% for the first quarter 2009, compared with approximately 91% for the comparable period of 2008.

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ENGlobal Press Release
May 11, 2009
Page 3


The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 407-8031 (Domestic) or (201) 689-8031 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal First Quarter 2009 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Monday, May 25, 2009. The replay can be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286, Conference ID #322601. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2009 will be filed with the Securities and Exchange Commission on or before May 11, 2009 reflecting these results.

About ENGlobal
--------------
ENGlobal provides engineering, construction, automation, land and regulatory services principally to the energy sector throughout the United States and internationally. The Company has over 2,200 employees in 20 offices and occupies about 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last five years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
The statements above regarding the Company's expectations regarding first quarter financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation; (2) our ability to achieve its business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our ability to accurately estimate costs and fees on fixed-price contracts; (5) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (6) the effect of increases and decreases in the price of oil; (7) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (8) the effect on our competitive position within its market area in view of, among other things, the increasing consolidation with its services industries; and (9) our ability to increase or renew our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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ENGlobal Press Release
May 11, 2009
Page 4


                              FINANCIAL HIGHLIGHTS
                              --------------------
                      (in thousands, except per basic data)


                                                   For the Three Months Ended
                                                            March 31,
                                                 ------------------------------
                                                      2009             2008
                                                 -------------    -------------

Operating Revenue                                $      93,489    $      98,166
      Direct cost                                       83,005           83,820
                                                 -------------    -------------
Gross Profit                                            10,484           14,346

      Selling, general and administrative                7,062            7,226
                                                 -------------    -------------
Operating income                                         3,422            7,120

Other Income (Expense):
      Other income                                         219               26
      Interest income (expense), net                      (211)            (483)
                                                 -------------    -------------
Income before Provision for Income Taxes                 3,430            6,663

Provision for Federal and State Income Taxes             1,417            2,660
                                                 -------------    -------------

Net Income                                       $       2,013    $       4,003
                                                 =============    =============

Net Income Per Common Share:
      Basic                                      $        0.07    $        0.15
      Diluted                                    $        0.07    $        0.15

Weighted Average Shares Used in Computing Net
Income Per Share:

      Basic                                             27,295           27,060
      Diluted                                           27,498           27,527


Selected Balance Sheet Information (in thousands):

                                                              As of
                                                   -----------------------------
                                                   Mar. 31, 2009   Dec. 31, 2008
                                                   -------------   -------------

Cash                                                  $  4,187        $  1,000
Working capital                                         57,644          58,586
Property and equipment, net                              6,664           5,744
Total assets                                           135,595         152,705
Long-term debt and lease, net of current portion        21,141          23,857
Stockholders' equity                                    78,887          76,766


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